                             EMPLOYMENT AGREEMENT

          Agreement dated as of February 23, 1999 effective as of February 23, 1999 (the "Effective Date"), by and between Interneuron Pharmaceuticals, Inc., a Delaware corporation having a place of business at One Ledgemont Center, 99 Hayden Avenue, Suite 200, Lexington, Massachusetts 02421 (the "Corporation"), and Michael W. Rogers, an individual residing at 716 Spring Avenue, Fort Washington, Pennsylvania (the "Officer").

                                  WITNESSETH:

          WHEREAS, the Corporation desires to employ the Officer as Executive Vice President and Chief Financial Officer, and the Officer desires to be employed by the Corporation as Executive Vice President and Chief Financial Officer, all pursuant to the terms and conditions hereinafter set forth:

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

     1.   EMPLOYMENT: DUTIES
          ------------------

          (a) The Corporation engages and employs the Officer, and the Officer hereby accepts engagement and employment, as Executive Vice President and Chief Financial Officer, to direct, supervise and have responsibility for the financial, accounting and tax operations of the Corporation, including, but not limited to (i) directing and supervising the financial, accounting and tax departments of the Corporation, (ii) managing the other financial, accounting and tax personnel and resources of the Corporation; and (iii) performing such other services and duties as the Board of Directors of the Corporation shall determine. In his capacity as Executive Vice President and Chief Financial Officer of the Corporation, and as an officer of the Corporation, the Officer shall report directly to the Chief Executive Officer of the Corporation.

          (b) The Officer shall perform his duties hereunder from the Corporation's executive offices in Massachusetts, provided, however, that the Officer acknowledges and agrees that the performance by the Officer of his duties hereunder may require domestic and international travel by the Officer.

          (c) The Officer shall devote his best efforts and entire working time and attention to the proper discharge of his duties and responsibilities under this Agreement.

     2.   TERM
          ----

          (a)  Subject to the completion of the matters set forth in subsections
(b) and (c) hereof and to the provisions of Section 6 hereof, the Officer's employment hereunder shall be for a term of one (1) year commencing on the Effective Date and continuing through the first anniversary of such date and shall automatically renew for periods of one (1) year commencing at the second anniversary of the Effective Date unless either the Officer or the Corporation gives written notice to the other not less than sixty (60) days prior to the date of any such anniversary of such party's election not to extend the term of this Agreement.

          (b) Prior to the Officer's first day of employment, he will be required to undergo a pre-employment physical and screening for drugs of abuse at Mount Auburn Hospital (the results of which shall be kept confidential).

          (c) Within three business days of employment, the Officer will be required to present proof of eligibility to work in the United States in accordance with U.S. Immigration and Naturalization Service guidelines in a form acceptable to the Corporation.

     3.   COMPENSATION
          ------------

          (a) As compensation for the performance of his duties under this Agreement, the Officer shall be compensated as follows:

               (i) The Corporation shall pay the Officer an annual base salary ("Base Salary") of Two Hundred Sixty-Five Thousand Dollars ($265,000), payable in accordance with the usual payroll period of the Corporation;

               (ii) The Officer shall be entitled to participate in the FY 1999 Senior Executive Bonus Plan, subject to the following condition:

                     Participation shall be limited to parts 1 through 4 and
                     part 6 of such Plan and shall not include part 5 of such Plan, except at the discretion of the Chief Executive Officer.

               (iii) The Officer shall be eligible to receive seven year options to purchase Four Hundred Fifty Thousand (450,000) shares of the Corporation's common stock under the Corporation's 1998 Stock Option Plan, at an exercise price equal to the fair market value as determined on the Date of Grant. Such options shall vest over three years. Of such options, 150,000 will vest on the first anniversary of the Effective Date. The remaining options will vest semi-annually at a rate of 75,000 shares, beginning six months after the first anniversary of the Effective Date.

               (iv) The Officer shall be entitled to a restricted stock award, under the Company's 1997 Equity Incentive Plan (the "1997 Plan"), to acquire an aggregate of 100,000 shares (the "Award Shares") of the Corporation's Common Stock. The Award Shares shall vest as follows, subject to the terms and conditions of the 1997 Plan:

     No. of               Vesting              Vesting Category/
  Award Shares             Cycle             Initial Vesting Date
  ------------             -----             --------------------
     12,500                  4                   [B] - 5/18/99
     12,500                  4                   [D] - 5/21/99
     25,000                  5                   [K] - 1/13/00
      7,500                  6                   [A] - 5/15/00
     17,500                  6                   [B] - 5/16/00
      7,500                  6                   [C] - 5/18/00
     17,500                  6                   [D] - 5/19/00

               The Corporation shall withhold all applicable federal, state and local taxes, social security and workers' compensation contributions and such other amounts as may be required by law and any plans pursuant to which such compensation is generated or agreed upon by the parties, and as may be allowed, with respect to the compensation payable to the Officer pursuant to Section 3(a) hereof.

          (b) The Corporation shall reimburse the Officer for all normal, usual and necessary expenses incurred by the Officer in furtherance of the business and affairs of the Corporation, including reasonable travel and entertainment, against receipt by the Corporation of appropriate vouchers or other proof of the Officer's expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Board of Directors of the Corporation.

          (c)  Relocation Expenses.  The Corporation will pay round trip economy
               -------------------
class air travel and hotel expenses for the Officer and his spouse between Boston and his home in Pennsylvania for two trips in his search for new, permanent housing in the Lexington area. In addition, the Corporation will pay reasonable relocation expenses from his home in Pennsylvania to the Lexington area including:

               (i) Temporary living expenses in the Lexington area to cover out of pocket expenses he would have not incurred had he not joined the Corporation. This will cover primarily room, transportation and reasonable meal expenses for not greater than a twenty (20) week period;

               (ii) Transportation of the Officer's family, reasonable household goods and personal effects. The Corporation has an arrangement with a major moving company which will handle the Officer's move, which will be coordinated by the Corporation's Human Resources Department;
                                                             -

               (iii) Reasonable closing costs, up to $2000, on the purchase of a home in the Lexington area.

          Certain reimbursements MAY BE deemed taxable compensation to the Officer.

          If and to the extent that the above expenses, when reimbursed by the Corporation, are treated as taxable income for federal and state tax purposes, payments [under paragraphs (i), (ii) and (iii) hereof] will be "grossed up" such that Officer will be tax neutral for such reimbursements at an assumed rate of forty-two (42) percent maximum combined federal and state rates.

          (d) The Officer shall be, during the term of this Agreement, entitled to vacations of not less than four (4) weeks per annum.

          (e) The Corporation shall make available to the Officer and his dependents, such medical, disability, life insurance and such other health benefits as the Corporation makes available to its senior officers and
directors.   The Company shall reimburse the Officer for premiums for $1,000,000 additional term life insurance during the period of the Officer's employment.

     4.   NON-SOLICITATION
          ----------------

          (a) During the term of this Agreement and for one (1) year thereafter, the Officer shall not, directly or indirectly, without the prior written consent of the Corporation, solicit or induce any employee of the Corporation or any affiliate to leave the employ of the Corporation or any affiliate or hire for any purpose any employee of the Corporation or any affiliate or any employee who has left the employment of the Corporation or any affiliate within six months of the termination of said employee's employment with the Corporation.

          (b) During the term of this Agreement and for one (1) year thereafter, the Officer shall not, directly or indirectly, without the prior written consent of the Corporation:

               (i) solicit or accept employment or be retained by any party who, at any time during the term of this Agreement, was a customer or supplier of the Corporation or any affiliate where his position will be related to the business of the Corporation; or

               (ii) solicit or accept the business of any customer or supplier of the Corporation or any affiliate with respect to products similar to those supplied by the Corporation.

          (c)  In the event that the Officer breaches any provisions of this
Section 4 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of an bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 4, the Officer shall not urge as a defense that there is an adequate remedy at law nor shall the Corporation be prevented from seeking any other remedies which may be available.

     5.   CONFIDENTIAL INFORMATION
          ------------------------

          (a) The Officer agrees that during the course of his employment or at any time after termination, he will not disclose or make accessible to any other person, the Corporation's products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets, litigation information and other confidential and proprietary business information of the Corporation or any of its clients. The Officer agrees: (i) not to use any such information for himself or others; and (ii) not to take any such material or reproductions thereof from the Corporation's facilities at any time during his employment by the Corporation, except as required in the Officer's duties to the Corporation. The Officer agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment.

          (b) Except with prior written authorization by the Corporation, the Officer agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, its clients or any other party to whom the Corporation owes an obligation of confidence, at any time during or after his employment with the Corporation.

          (c) The Officer hereby assigns to the Corporation all right, title and interest he may have or may acquire in all inventions (including patent rights) developed by the Officer during the term of this Agreement ("Inventions") and agrees that all Inventions shall be the sole property of the Corporation and its assigns, and the Corporation and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. The Officer further agrees to assist the Corporation in every proper way (but at the Corporation's expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries.

     6.   TERMINATION
          -----------

          (a) The term of this Agreement shall continue for the period set forth in Section 2 hereof unless sooner terminated upon the first to occur of the following events:

               (i)   The death of the Officer;

               (ii) Termination for just cause. Any of the following actions by the Officer shall constitute just cause:

                     (A) Material breach by the Officer of Section 4 or Section
                         5 of this Agreement;

                     (B) Material breach by the Officer of any provision of this
                         Agreement other than Section 4 or Section 5 or the willful or reckless failure by the Officer to perform his duties hereunder which breach or failure is not cured by the Officer within fifteen (15) days of notice thereof from the Corporation; or

                     (C) The commission by the Officer of any act of fraud or
                         theft against the Corporation or any of its subsidiaries, or the conviction of the Officer of any criminal act.

               (iii) Termination by the Officer for just cause. Any of the following actions or omissions by the Corporation shall constitute just cause:

                     (A) Material breach by the Corporation of any provision of this Agreement which is not cured by the Corporation within fifteen (15) days of notice thereof from the Officer;

                     (B) Any action by the Corporation to intentionally harm the
                         Officer; or

                     (C) A Change in Control of the Corporation (as defined
                         below), unless the Officer is offered and, in his sole discretion, accepts either (1) a comparable executive position of the acquiror or of the division of the acquiror which assumes the business of the corporation after the Change in Control or (2) compensation comparable to that provided to the Officer under this Agreement.

               (iv)  Termination without just cause.

          (b) Upon termination pursuant to subparagraph (ii) of paragraph (a) above, the Officer (or his estate in the event of termination pursuant to subparagraph (i), shall be entitled to receive the Base Salary accrued but unpaid as of the date of termination.

          (c) Upon termination pursuant to subparagraph (iii) of paragraph (a) above, the Officer shall be entitled to receive the Base Salary plus average bonuses paid to Officer since the Effective Date. At the discretion of the Corporation, such Base Salary may be paid either in one lump sum or in monthly installments. In addition, the Corporation shall provide continuation of health benefits for twelve (12) months to the extent authorized by and consistent with 29 U.S.C. (S) 1161 et seq. (Commonly known as "COBRA"), with the cost of the regular premium for such benefit shared in the same relative proportion by the Corporation and the Officer as in effect on the date of the termination. Notwithstanding the foregoing, nothing in this Section 6(c) shall be construed to affect the Officer's right to receive COBRA continuation entirely at the Officer's own cost to the extent that the Officer may continue to be entitled to COBRA continuation after the Officer's right to cost sharing under this Section 6(c) ceases.

          (d) Upon termination pursuant to subparagraph (iv) of paragraph (a) above, or if the Corporation does not renew this Agreement, the Corporation will pay to the Officer twelve (12) months of Base Salary plus average bonuses. At the discretion of the Corporation, such base salary may be paid either in one lump sum or in monthly installments. This payment, however, shall be reduced by the salary and bonus compensation from other employment received by the Officer during the twelve (12) months following termination of this Agreement. In addition, the Corporation shall provide continuation of health benefits for twelve (12) months to the extent authorized by and consistent with 29 U.S.C. (S) 1161 et seq. (Commonly known as "COBRA"), with the cost of the regular premium for such benefit shared in the same relative proportion by the Corporation and the Officer as in effect on the date of the termination.

          (e) For purposes of this Agreement, a "Change in Control of the Corporation" shall be deemed to have occurred upon any one of the following events:

               (i) The date on which shares of Common Stock are first purchased pursuant to a tender offer or exchange offer (other than such an offer by the Corporation, any Subsidiary, any employee benefit plan of the Corporation or of any Subsidiary or any entity holding shares or other securities of the Corporation for or pursuant to the terms of such plan), whether or not such offer is approved or opposed by the Corporation and regardless of the number of shares purchased pursuant to such offer;

               (ii) The date the Corporation acquires knowledge that any person or group deemed a person under Section 13(d)-3 of the Securities Exchange Act of 1934 ("Exchange Act") (other than the Corporation, any Subsidiary, any employee benefit plan of the Corporation or of any Subsidiary or any entity holding shares of Common Stock or other securities of the Corporation for or pursuant to the terms of any such plan or any individual or entity or group or affiliate thereof which acquired its beneficial ownership interest prior to the date the Plan was adopted by the Board), in a transaction or series of transactions, has become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of securities of the Corporation entitling the person or group to 30% or more of all votes (without consideration of the rights of any class or stock to elect directors by a separate class vote) to which all stockholders of the Corporation would be entitled in the election of the Board of Directors were an election held on such date;

               (iii) The date, during any period of two consecutive years, when individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of the Corporation, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; and

               (iv) The date of approval by the stockholders of the Corporation of an agreement (a "reorganization agreement") providing for:

                     (A) The merger or consolidation of the Corporation with
                         another corporation where the stockholders of the Corporation, immediately prior to the merger or consolidation, do not beneficially own, immediately after the merger or consolidation, shares of the corporation issuing cash or securities in the merger or consolidation entitling such stockholders to 65% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of such corporation would be entitled in the election of directors or where the members of the Board of Directors of the Corporation, immediately prior to the merger or consolidation, do not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation; or

                     (B) The sale or other disposition of all or substantially
                         all the assets of the Corporation. For purposes of this Agreement, a "Change in Control of the Corporation" shall be deemed to have occurred if any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), becomes, after the date of this Agreement the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act), directly and indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporations' then outstanding securities.

          (f)  Anything in this Agreement to the contrary notwithstanding, in
           -
the event it shall be determined that as a result of any payment or distribution by the Corporation to or for the benefit of the Officer whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), the Officer would be subject to the excise tax imposed by Section 49999 of the Internal Revenue Code (the "Code") or any interest or penalties are incurred by the Officer with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Officer shall be entitled to promptly receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Officer is in the same after-tax position as if no Excise Tax had been imposed upon the Officer with respect to the Payments. Notwithstanding the foregoing provisions of this Section, if it shall be determined that the Officer is entitled to a Gross-Up Payment, but that the Officer, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and Excise Tas) as compared to the net after-tax proceeds to the Officer resulting from the elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Officer and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

     (g)  Cooperation: Pending Litigation
      -

          (A) Upon the request of the Company, in connection with any suit, action, proceeding, arbitration or litigation involving the Company (a "Litigation"), which Litigation is directly or indirectly the result of an event, fact or occurrence existing, in whole or in part, prior to the Termination Date, Officer agrees to, at the expense of the Company, in connection with any such Litigation:

               (i) attend depositions, meetings, conferences or other scheduled proceedings related to the Litigation with a designated officer of the Company;

               (ii) provide a written outline of any actions taken by Officer on behalf of the

                     Company, or any information known to Officer; and

               (iii) otherwise cooperate with the Company, counsel to the
                     Company and with other parties or entities whom the Company shall reasonably request.

          (B) Unless Officer and the Company agree otherwise, Officer shall not be required to engage or participate in any of the activities described in Section 6(g) of this Agreement for more than three
               (3) consecutive business days at a time, or more than six (6) business days per ninety (90) day period.

  7.  NOTICES
      -------

      Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefor; one (1) day after being sent by Federal Express or similar overnight delivery; or there (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party.

  8.  INDEMNIFICATION
      ---------------

      The Company will enter into an indemnification agreement with Officer substantially identical to that entered into with its other executive officers, in the form attached as Exhibit A hereto.

  9.  SEVERABILITY OF PROVISIONS
      --------------------------

      If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

 10.  ENTIRE AGREEMENT: MODIFICATION
      ------------------------------

      This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

  11. BINDING EFFECT
      --------------

      The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon the Officer and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Officer's obligations hereunder may not be transferred or assigned by the Officer.

  12. NON-WAIVER
      ----------

      The failure of either party to insist upon the strict performance of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

  13. GOVERNING LAW
      -------------

      This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Massachusetts without regard to principles of conflict of laws.

  14. HEADINGS
      --------

      The headings of paragraphs are inserted for convenience and shall not affect the interpretation of this Agreement on the day and year first above written.



                                               INTERNEURON PHARMACEUTICALS, INC.



                                      By: /s/ Glenn L. Cooper
                                         ---------------------------------------
                                                 Glenn L. Cooper, M.D.
                                          President and Chief Executive Officer


                                          /s/ Michael W. Rogers
                                         ---------------------------------------
                                                     MICHAEL W. ROGERS